FOR IMMEDIATE RELEASE

Contact:
Jerry Hostetter
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-2100
jerryhostetter@smithfieldfoods.com
keiraullrich@smithfieldfoods.com

Smithfield Foods Announces Details of
Pork Group Restructuring Plan

Smithfield, Virginia (February 17, 2009)—Smithfield Foods, Inc. (NYSE: SFD) today released additional details of a restructuring plan that will consolidate and streamline the corporate structure and manufacturing operations of its pork group and make the company more competitive. The plan will improve operating efficiencies and increase utilization.

Reorganization
As part of the plan, a reorganization will consolidate several business units:

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John Morrell & Co. and Farmland Foods, Inc. will merge their respective fresh pork sales groups. Some members of the John Morrell sales group will be offered positions at Farmland Foods in Kansas City, Missouri or elsewhere within the Smithfield Foods organization.

•	Patrick Cudahy, Inc. will become part of the John Morrell Group. Plant employees will not be impacted at this time.

•	Carando Foods, currently a unit of Farmland Foods, also will become part of the John Morrell Group. Employees will not be impacted at this time.

•	North Side Foods Corp. will become a part of Farmland Foods. Plant employees will not be impacted at this time.

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Cumberland Gap Provision Co., a unit of the John Morrell Group, will become part of The Smithfield Packing Company, Inc. Production from other Smithfield Packing Company facilities will be transferred to Cumberland Gap and employment there is expected to increase over time.

Plant Closings
Smithfield Foods will close six plants and transfer production to other facilities.

Wherever possible, Smithfield Foods will offer transfers to other company facilities to an undetermined number of employees. The company will work with employees and union officials, where applicable, to determine what assistance may be provided to affected employees to find future employment. Potential options include working and coordinating with area businesses and services to help find local opportunities for employees as well as coordinating with unemployment offices to assist employees with claims or job applications.

The company will comply with the federal Worker Adjustment and Retraining Notification Act (WARN), including providing a 60-day notification of plant closures to employees. Under the WARN Act, the company also will notify state dislocated worker units so that they can promptly offer dislocated worker assistance. WARN Act notices, where appropriate, are being issued today.

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The Smithfield Packing Company South facility in Smithfield, Virginia will be closed. Case ready fresh pork production will be moved to the adjacent Smithfield North plant and a North Carolina facility, creating significant operating efficiencies. Of the 1,375 Smithfield South employees, 1,035 will be offered transfers; 745 of those employees will be offered transfers to move to Smithfield North and the others will have the opportunity to move to Smithfield Packing Company plants in North Carolina. The plant is scheduled to close in December.

•	A Plant City, Florida facility producing packaged meats will close in September, affecting 760 Smithfield Packing Company employees. A number of salaried employees will be offered transfers.

•	The Smithfield Packing Company plant in Elon, North Carolina will close late in the summer and country ham production there will cease. About 160 employees will be affected.

•	A John Morrell plant in Great Bend, Kansas, with 275 employees, will close in July. The plant processes fresh pork and smoked meats.

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Farmland Foods will close its New Riegel, Ohio plant. The plant will be shifting spiral ham production to other facilities and closing in April. About 230 employees will be affected. The company will offer transfers to other facilities to some salaried employees.

•	An Armour-Eckrich Meats, LLC packaged meats plant in Hastings, Nebraska will close in July, affecting about 370 employees.

“Layoffs and plant closings are difficult but necessary decisions,” said C. Larry Pope, president and chief executive officer. “We know that this will create adversity for the employees affected and we will work with union officials and others to determine how we can provide assistance to our employees to find future employment. Also, we will be transferring many employees to other plants.”

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company's Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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